Exhibit 99.2

iCAD ANNOUNCES PRICING OF PUBLIC OFFERING OF COMMON STOCK

NASHUA, N.H. — June 13, 2019 – iCAD, Inc. (“iCAD”) (NASDAQ: ICAD), a global medical technology leader providing innovative cancer detection and therapy solutions, announced today the pricing of its previously announced underwritten registered public offering of 1,636,364 shares of its common stock at a price to the public of $5.50 per share, for gross proceeds of approximately $9.0 million. In addition, iCAD has granted the underwriter a 30-day option to purchase up to 245,454 additional shares of common stock to cover over-allotments, if any. The offering is expected to close on or about June 17, 2019, subject to the satisfaction of customary closing conditions.

After deducting the underwriter’s discount and other estimated offering expenses payable by iCAD, the net proceeds are expected to be approximately $8.3 million. These amounts assume no exercise of the underwriter’s over-allotment option. The Company intends to use the net proceeds of the offering for working capital and other general corporate purposes.

Craig-Hallum Capital Group is acting as sole managing underwriter for the offering.

A registration statement on Form S-3 (File No. 333-228514) relating to the shares of common stock of iCAD being offered in the offering was declared effective by the Securities and Exchange Commission (the “SEC”) on December 4, 2018. A preliminary prospectus supplement and accompanying prospectus relating to and describing the terms of the offering have been filed with the SEC and may be obtained by visiting EDGAR on the SEC’s website at www.sec.gov or by contacting Craig-Hallum Capital Group LLC at 222 South Ninth Street, Suite 350, Minneapolis, MN 55402, Attention Equity Capital Markets, by telephone at 612-334-6300, or by email at prospectus@chlm.com. The final terms of the offering will be disclosed in a final prospectus supplement to be filed with the SEC.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor may there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About iCAD, Inc.:

Headquartered in Nashua, NH, iCAD is a global medical technology leader providing innovative cancer detection and therapy solutions.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the forward-looking statements in this release reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged to carefully review and consider the various disclosures made by us in the reports filed with the Securities and Exchange Commission, including the risk factors that attempt to advise interested parties of the risks that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

Contact:

Investor Relations:

LifeSci Advisors, on behalf of iCAD, Inc.

Jeremy Feffer, (212) 915-2568

jeremy@lifesciadvisors.com

iCAD, Inc.

603.882.5200

pr@icadmed.com